                              Washington, DC 20549

                             REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 BioFarm, Inc.
             (Exact name of Registrant as specified in its charter)

            Nevada                                       88-0270266
            ------                                       ----------
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

     2nd Floor, Salisbury House
         31 Finsbury Circus
         London, UK EC2M 5SQ
         -------------------
(Address of principal executive offices)                 (Zip Code)

                    Compensation and Consulting Agreements
                           (full name of the plans)

                              Keith D. Beekmeyer
                          2nd Floor, Salisbury House
                              31 Finsbury Circus
                              London, UK EC2M 5SQ
                              -------------------
                    (Name and address of agent for service)

                                44-171-588-8862
                                ---------------
         (Telephone number, including area code, of agent for service)

                                   COPY TO:

                             L. Van Stillman, Esq.
                      Law Office of L. Van Stillman, P.A.
                       1177 George Bush Blvd., Suite 308
                          Delray Beach, Florida 33483

      Approximate Date of Commencement of Proposed Sales under the Plan:

  As soon as practicable after this Registration Statement becomes effective

                           Total Number of Pages: 10
             Exhibit Index begins on sequentially numbered page: 7

CALCULATION OF REGISTRATION FEE

Title of                             Proposed            Proposed
Securities        Maximum Amount     Maximum             Amount of
to be             to be              Offering            Aggregate         Registration
Registered        Registered         Price per Share     Offering Price    Fee

$.001 PAR         1,200,000(1)       $2.00(2)            $2,400,000        $667.20

- --------
(1) Represents shares issued pursuant to consulting agreements for continued services by attorneys and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions and promotional services with respect to Registrant's seeking to increase its market share of the in the United States, all of the foregoing in furtherance of the Registrant's business.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of August 27, 1999.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.  Plan Information.

         BioFarm, Inc. has heretofore entered into agreements with third party consultants and attorneys with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its consultants and attorneys, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

         The Registrant has agreed to issue one million two hundred thousand shares (1,200,000) for continued corporate consulting and legal services to the Registrant.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide consultants and attorneys, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants and Attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-KSB for the year (period) ending October 31, 1998.

         (b) The Registrant's 10-QSB filed June 18, 1999 and any subsequent amendments filed.

         (c) A description of the Registrant's activities and common stock contained in exhibits to Registrant's filing pursuant to the previously stated 10-KSB in (a), above.

         (d) All documents subsequently filed by the Registrant pursuant to the

Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         The Registrant has authorized 25,000,000 shares of common stock, $.001 value of which 4,376,930 are issued and outstanding. Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay any cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Officers and Directors.

         The Registrant's Articles of Incorporation as well as the Registrant's By-Laws) provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the corporation.

Item 7.  Exemption from Registration Claimed.

         Not Applicable

Item 8.  Exhibits:

         Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

         Exhibit I. See Exhibits in Exhibit Index following the Signature Page hereof.

Item 9.  Undertakings:

         The undersigned Registrant hereby undertakes:

         (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

         The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of London, England, on the 8th day of September16, 1999.



                                 BIOFARM, INC.



                                 By:  /s/ Keith D. Beekmeyer
                                    -----------------------------------------
                                          Keith D. Beekmeyer
                                 Title:   President, Chief Executive Officer
                                          and Director





         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:  London, UK
        September 8, 1999


                                 BIOFARM, INC.



                                 By: /s/  Keith D. Beekmeyer
                                    -----------------------------------------
                                          Keith D. Beekmeyer
                                 Title:   President, Chief Executive Officer
                                          and Director

                                 EXHIBIT INDEX

EXHIBIT NUMBER             ITEM
- --------------             ----

      5                    Opinion regarding legality

      15 Letter on audited financial information (consent of accountants)